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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-32016

                              PROSPECTUS SUPPLEMENT

                       To Prospectus dated March 17, 2000

                       VALUE CITY DEPARTMENT STORES, INC.

         On April 5, 2000, Filene's Basement, Inc. ("Filene's") sold 800 shares of common stock. On April 6, 2000, Filene's sold 8,000 shares of common stock. These sales were effected by Donaldson, Lufkin & Jenrette Securities Corporation, as agent. Immediately following these sales, Filene's beneficially owned 394,408 shares.

         On April 13, 2000, Gramex Corporation ("Gramex") transferred (i) 63,987 shares to the John D. Holley Revocable Trust, John D. Holley TTEE; (ii) 63,987 shares to the Michael Andrew Holley Revocable Trust, Michael Andrew Holley TTEE;
(iii) 63,987 shares to the Philip S. Holley Revocable Trust, Philip S. Holley TTEE; and (iv) 63,988 shares to the Thomas W. Holley Revocable Trust, Thomas W. Holley TTEE (collectively, the "Holleys"). As a result of the transfer of the shares to the Holleys, the shares may be sold by the Holleys pursuant to this prospectus. Immediately following this transfer, Gramex beneficially owned 0 shares.

         On April 14, 2000, the closing price per share on the New York Stock Exchange was $11.50.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Prospectus Supplement is April 17, 2000.